EXHIBIT 10.3
GRAHAM HOLDINGS COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Section 1. Purpose. The Graham Holdings Company Supplemental Executive Retirement Plan (the “Plan”) is an unfunded plan established for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as referred to in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA, in order to induce employees of outstanding ability to join or continue in the employ of the Company or an Affiliate of the Company and to increase their efforts for its welfare by providing them with supplemental benefits notwithstanding the limitations imposed by the Internal Revenue Code on retirement and other benefits from tax qualified plans.
This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract of employment or part of a contract between the Company and any employee or any employee of an Affiliate, nor shall it be deemed to give any employee the right to be retained in the employ of the Company or an Affiliate, as the case be made, or to interfere with the right of the Company or an Affiliate, as the case may be, to discharge any employee at any time, nor shall this Plan interfere with the right of the Company or an Affiliate, as the case may be, to establish the terms and conditions of employment of any employee.
Benefits under this Plan shall be payable solely from the general assets of the Company and participants herein shall not be entitled to look to any source for payment of such benefits other than the general assets of the Company.
The Plan is hereby amended and restated for the purpose of complying with § 409A of the Internal Revenue Code (“§ 409A”) and for the purpose of making certain administrative amendments. It is the intent of the Company that all benefits under the Plan shall either be exempt from § 409A or compliant with § 409A, and any ambiguity under the Plan shall be interpreted, to the extent possible, consistently with that objective. To the extent necessary to comply with § 409A, the provisions of this restated document shall be effective January 1, 2005. With respect to a Participant who terminated employment before January 1, 2005, any benefit payable hereunder shall be based on the terms of the Plan in effect on such termination of employment, and not on the terms of this amendment and restatement.

Section 2. Definitions. As used in this Plan, the following words shall have the following meanings:
“401(a)(17) Limitations” means Retirement Plan and Savings Plan provisions adopted pursuant to Section 401(a)(17) of the Internal Revenue Code to limit earnings considered for purposes of computing Retirement Plan benefits and Savings Plan contributions.
“415 Limitations” means Retirement Plan and Savings Plan provisions adopted pursuant to Section 415 of the Internal Revenue Code to limit (i) annual Retirement Plan benefits pursuant to Section 415(b) thereof, and (ii) annual additions to a Savings Plan pursuant to Section 415(c) thereof.
“Actuarial Equivalent” (or any similar term, whether or not capitalized) shall, except as otherwise provided herein, be determined using the actuarial assumptions specified in the Retirement Plan for such purpose, but taking into account any amendments to such actuarial assumptions to comply with the Pension Protection Act of 2006, even if such amendment has not yet been adopted.
“Actual Salary” means the regular basic compensation paid or payable to an employee during a calendar year by the Company or an Affiliate (including tax‑deferred contributions, otherwise payable to an employee, elected by the employee under any Savings Plan and including earnings not payable by application of a salary reduction election made pursuant to Section 125 of the Internal Revenue Code), but excluding any other items of compensation such as (i) bonuses and commissions, (ii) overtime, (iii) transportation benefit plan deferrals, (iv) compensation under the terms of the long‑term component of the Incentive Compensation Plan (or any successor plan or similar plan by whatever name) of the Company paid during such Plan Year, (v) Workers' Compensation, (vi) amounts paid by the Company for insurance, retirement or other benefits, (vii) contributions or payments made by the Company or an Affiliate (other than tax‑deferred contributions elected by the employee) under any Retirement Plan, any Savings Plan, this Plan or other benefits, or (viii) dismissal or other payments made to an employee as a result of termination of employment. The Actual Salary of an employee will include any payment made under any short‑term disability income plan of the Company or an Affiliate.
“Affiliate” means any corporation (other than the Company) 50% or more of the outstanding stock of which is directly or indirectly owned by the Company and any unincorporated trade or business which is under common control with the

Company as determined in accordance with Section 414(c) of the Internal Revenue Code and the regulations issued thereunder.
“Applicable Percentage” shall have the meaning set forth in Section 4.
“Cash Balance Plan” means, collectively, all of the Cash Balance Retirement Benefits Schedules in the Retirement Plan, but not including the Secure Retirement Account.
“Committee” means the Compensation Committee of the Board of Directors of the Company.
“Company” means Graham Holdings Company (formerly known as The Washington Post Company), a Delaware corporation, and any successors in interest thereto. Where required by context the term Company will include Affiliates.
“Compensation” means the Actual Salary of an employee plus, starting in 1988, bonuses awarded under the annual component of the Incentive Compensation Plan of the Company during a calendar year by the Company or an Affiliate. Bonuses (other than “Special Annual Incentive Awards”) awarded under the annual component of the Incentive Compensation Plan of the Company will be considered as part of Compensation for the year in which they are paid to the Employee, or would otherwise be paid but for the Employee’s election to defer receipt of payment under the Company’s Deferred Compensation Plan.
Special Rule for Bonuses Effective January 1, 2013. The rule in this paragraph shall apply solely for purposes of Section 3, and shall be effective January 1, 2013. Each Bonus includible in Compensation under the previous paragraph (“Bonus” or “Bonuses”) shall be included in Compensation in the year following the year in which the Bonus was earned (which, for avoidance of ambiguity, is normally the year in which such Bonus is paid). Notwithstanding the above, in the event a Participant’s benefit under Section 3 would be greater, every Bonus for the Participant shall be included in Compensation in the year in which such Bonus was earned. The rule in this paragraph shall apply to all Bonuses, including Bonuses earned before January 1, 2013. Notwithstanding the above, the Participant’s benefit under Section 3 hereof shall be no less than the benefit computed as of December 31, 2012 taking into account only service and compensation before December 31, 2012.
“Employee Contribution” and “Employer Contribution” shall have the meanings set forth in Section 4. The Employee Contribution and Employer Contribution are not actual contributions, but rather they represent credits to a notional account (the Savings Account) which is an unfunded obligation of the Company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Investment Election” means an election made by the Participant selecting the investment credit factor(s) that will be applicable to his Savings Account. The Committee shall determine the manner in which Investment Elections may be made and the frequency with which such elections may be prospectively changed.
“Kaplan” means Kaplan, Inc. and all of its subsidiaries.
“Normal Retirement Date” means the first day of the calendar month following the month in which a person's 65th birthday occurs.
“Participant” means an employee of the Company or an Affiliate recommended by the Company's senior management and designated a participant in this Plan by the Committee. The following rules shall govern the designation of a Participant.
(i)    A Participant shall be an individual who is within the category of a select group of management or highly compensated employees as referred to in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA.
(ii)    A Participant shall be designated by the Committee as a Pension Participant, or a Savings Participant, or both. Only a Pension Participant shall be eligible to receive the Supplemental Retirement Benefit in Section 3, and only a Savings Participant shall be eligible to receive the benefits in Section 4.
(iii)    A Pension Participant shall be further designated by the Committee as an Executive Participant or a Limited Participant. Unless designated an Executive Participant, a Participant shall be deemed to be a Limited Participant. In general, an Executive Participant must hold (or have held) the position of Vice President, or an equivalent or more senior position or a position of at least equal responsibility or importance to the Company, and must be (or have been) covered by the long-term component of the Company’s Incentive Compensation Plan. However, notwithstanding the above, the Committee may designate an individual as an Executive Participant even if the individual does not satisfy the foregoing criteria based on additional or other criteria, as determined by the Committee.
(iv)    A Participant who is employed by Kaplan shall be a Kaplan Participant.

“Plan Year” means the calendar year.
“Retirement Plan” means The Retirement Plan for Washington Post Companies (which shall be renamed due to the change in the name of the Company), which for avoidance of doubt, includes (prior to its merger into the Retirement Plan) The Washington Post Washington-Baltimore Newspaper Guild Retirement Income Plan and such other tax qualified, defined benefit retirement plans as may be sponsored by the Company or its Affiliates and designated for inclusion hereunder by the Committee.
“Savings Account” shall have the meaning set forth in Section 4.
“Savings Plan” means The Washington Post Tax Deferral and Savings Plan, Post‑Newsweek Stations, Inc. Tax Deferred Savings Plan, The Savings and Retirement Plan of Affiliated Post Companies, the Kaplan, Inc. Tax Deferred Savings Plan for Salaried Employees, the Kaplan, Inc. Tax Deferred Savings Plan for Hourly Employees, and such other tax qualified 401(k) savings and profit‑sharing plans as may be sponsored by the Company or its Affiliates and designated for inclusion hereunder by the Committee.
“Service” means the period of employment by the Company or an Affiliate (excluding both service prior to the time an Affiliate became such and service after the time an Affiliate is no longer such, except to the extent required by Section 414(a) of the Code and the regulations promulgated thereunder).
“Supplemental Retirement Benefit” shall have the meaning set forth in Section 3.
“Supplemental Cash Balance Account” means the Supplemental Retirement Benefit with respect to the Cash Balance Plan.
“Surviving Spouse” means the surviving husband or wife of an employee of the Company or an Affiliate, who has been married to the employee throughout the one‑year period ending on the date of the death of such employee.
“Termination” (relating to termination of service or termination of employment) shall mean a separation from service in accordance with § 409A and the regulations thereunder. A separation from service will be deemed to occur at any time that an employee and the Company reasonably anticipate that the bona fide level of services the employee will perform (whether as an employee or an independent contractor) will be permanently reduced to a level that is less than 50 percent of the average level of bona fide services the employee performed during the immediately preceding 36 months (or the entire period the employee has provided services if the employee has been providing services to the employer less than 36 months).
“Vesting Year” means each calendar year in which a Participant has at least 1,000 hours of Service with the Company or an Affiliate. Except as provided for in the applicable schedule of the applicable Retirement Plan, service with a predecessor company prior to becoming an Affiliate will not be counted in calculating Vesting Years. In addition, a pro-rata portion of a year shall be counted as a partial Vesting Year in the first and last year of service to the extent such portion of the year is counted in the applicable schedule of the applicable Retirement Plan.

Section 3. Supplemental Retirement Benefit.
(a)    (i) General Rule. Each Pension Participant who is vested and to whom a benefit accrues under the Retirement Plan (and his surviving spouse to whom a benefit is payable under the Retirement Plan, if any), shall be paid a supplemental annual retirement benefit (the “Supplemental Retirement Benefit”) under this Plan. A Participant shall be vested if he has ten or more Vesting Years or reaches age 62 or older while employed by the Company. The Supplemental Retirement Benefit shall be equal in amount to the difference between (i) the aggregate annual benefit payable under the Retirement Plan (the “Qualified Plan Benefit”) and (ii) the aggregate annual benefit that would be payable under the Retirement Plan if the 415 and 401(a)(17) Limitations were not contained therein (the “Unrestricted Benefit”).
In the case of a person who becomes a participant in this Plan after December 31, 2009, the Unrestricted Benefit shall (except for purposes of vesting) be computed taking into account only service and compensation earned while a Participant.
Effective August 1, 2012, the Supplemental Retirement Benefit shall be determined excluding the Secure Retirement Account (a Cash Balance Retirement Benefits Schedule in the Retirement Plan) from both the Qualified Plan Benefit and from the Unrestricted Benefit.
(ii)     Kaplan Participants. With respect to a Kaplan Participant the Unrestricted Benefit shall be calculated as if he were covered by the TWPC Retirement Benefits Schedule of the Retirement Plan during his years of Service with Kaplan (without regard to any window benefit, except as specifically provided below); and the Qualified Plan Benefit shall be the “Kaplan Qualified Benefit,” which shall be the aggregate annual benefit (payable in the form of a life annuity) related to his years of Service with Kaplan payable to such person under the Kaplan Cash Balance Retirement

Benefits Schedule of the Retirement Plan. Effective December 31, 2006 benefits for all Kaplan Participants (other than those designated by the Committee) shall be “frozen” meaning that the Supplemental Retirement Benefit shall be the amount accrued as of December 31, 2006 and shall not thereafter increase.
(iii)    Executive Participants. In the case of an Executive Participant, the Unrestricted Benefit shall be calculated using Compensation rather than Actual Salary.
    (iv)    Window Benefits Not Generally Included. Effective January 1, 2008, except as specifically provided otherwise, the Supplemental Retirement Benefit shall be determined without regard to any window benefit (specifically, as if the Retirement Plan did not have the window benefit). A window benefit for this purpose is an additional or enhanced benefit in the Retirement Plan that is available only to participants who terminate or retire during a specified period of time, not to exceed one year.
(v)    Certain Window Benefits Included. The Company shall have the authority to amend the Plan to include window benefits approved after January 1, 2008. The authority to include such window benefits shall be delegated to the same individual, committee or other governing body as the authority to approve the window benefit in the Retirement Plan; provided however that, if such amendment is not approved by the Committee, the present value of the window benefit in the Plan shall not exceed the present value of the benefit that would be provided if Section 3(a)(iv) were deleted.
(vi)    Newsweek 2008 VRIP. In the case of a Participant who elects to participate in the window benefit described in notices as the Newsweek, Inc. Voluntary Incentive Retirement / Resignation Program offered in the first half of 2008 (the “2008 VIRRP”), such Participant’s Supplemental Retirement Benefit shall be determined and paid in accordance with the modifications in this paragraph (vi). The terms of the Retirement Plan, including the 2008 VIRRP, shall be used in determining the Participant’s Supplemental Retirement Benefit. The Participant’s Supplemental Retirement Benefit shall be paid as follows.
(1)    The portion of the Supplemental Retirement Benefit attributable to the Improved Retirement Benefit (as described in the Newsweek, Inc. Notice of Voluntary Incentive Retirement / Resignation Program, hereinafter referred to as the “Notice”) shall be paid in accordance with Section 3(b)(iv) hereof, provided however that if the earliest possible commencement date of the Improved Retirement Benefit in the Retirement Plan is earlier than the presumptive retirement date in Section 3(b)(iv) hereof, then the terms of payment of the monthly benefit described in this Section 3(a)(vi)(1) shall be modified as follows. First, the presumptive retirement date shall be such earliest benefit commencement date as specified in the Retirement Plan. Second, the actual commencement date shall be the later of (A) the first day of the seventh month following termination of employment, or (B) January 1, 2009. Notwithstanding the above, if the earliest possible commencement date of the Improved Retirement Benefit in the Retirement Plan is the same as the presumptive retirement date in Section 3(b)(iv) hereof, the actual commencement date shall not be earlier than January 1, 2009.
(2)    The portion of the Supplemental Retirement Benefit attributable to the Special Retirement Incentive Payment (as described in the Notice) shall be paid in a single lump sum within 31 days after the Participant’s termination of employment under the 2008 VIRRP (which, solely for this purpose shall not be “separation from service,” but, instead shall be termination of employment for purposes of the Retirement Plan) but in no event later than January 31, 2009. Notwithstanding the above, for Angelo Rivello the portion of the Supplemental Retirement Benefit attributable to the Special Retirement Incentive Payment shall be payable as an actuarially equivalent annuity in the form specified in Section 3(b)(iv) hereof and commencing on the first day of the month that is on or after the Participant’s retirement under the 2008 VIRRP, and provided further that any monthly payment otherwise due under this subparagraph (2) to Mr. Rivello before the later of (A) January 1, 2009 or (B) the first day of the seventh month following the Participant’s separation from service shall be withheld and paid on such date.
(vii)    TWPC 2008 VRIP. In the case of a Participant who elects to participate in the Voluntary Retirement Incentive Program in the TWPC Retirement Benefits Schedule (including any associated benefits in any other benefits schedule or Retirement Plan attributable to the same program) whose election period ended in the second quarter of 2008 (the “2008 VRIP”), such Participant’s Supplemental Retirement Benefit shall be determined and paid in accordance with the modifications in this paragraph (vii). The terms of the Retirement Plan, including the 2008 VRIP, shall be used in determining the Participant’s Supplemental Retirement Benefit. The Participant’s Supplemental Retirement Benefit shall be paid as follows.
(1)    The portion of the Supplemental Retirement Benefit attributable to the Enhanced Retirement Benefit (as described in the Notice of Voluntary Retirement Incentive Program, hereinafter referred to as the “Notice”) shall be paid in accordance with Section 3(b)(iv) hereof, provided however that if the earliest possible commencement date of the Enhanced Retirement Benefit in the Retirement Plan is earlier than the presumptive retirement date in Section 3(b)(iv) hereof, then the terms of payment of the monthly benefit described in this Section 3(a)(vii)(1) shall be modified as follows. First, the presumptive retirement date shall be such earliest commencement date as is specified in the Retirement Plan. Second, the actual commencement date shall be the later of (A) the first day of the seventh month following termination of employment, or (B) January 1, 2009. Notwithstanding the above, if the earliest possible commencement date of the Improved Retirement Benefit in the Retirement Plan is the same as the presumptive retirement date in Section 3(b)(iv) hereof, the actual commencement date shall not be earlier than January 1, 2009.

(2)    The portion of the Supplemental Retirement Benefit attributable to the Special Retirement Incentive Payment (as described in the Notice) shall be paid in a single lump sum within 31 days after the Participant’s termination of employment under the 2008 VRIP (which, solely for this purpose shall not be “separation from service,” but, instead shall be termination of employment for purposes of the Retirement Plan) but in no event later than January 31, 2009.
(viii)    2009 VRIP. In the case of a Participant who elects to participate in the Voluntary Retirement Incentive Program in the TWPC Retirement Benefits Schedule (including any associated benefits in any other benefits schedule or Retirement Plan attributable to the same program) whose election period ended in June 2009 (the “2009 VRIP”), such Participant’s Supplemental Retirement Benefit shall be determined and paid in accordance with the modifications in this paragraph (viii). The terms of the Retirement Plan, including the 2009 VRIP, shall be used in determining the Participant’s Supplemental Retirement Benefit. The Participant’s Supplemental Retirement Benefit shall be paid as follows.
(1)    The portion of the Supplemental Retirement Benefit attributable to the Enhanced Retirement Benefit (as described in the Notice of Voluntary Retirement Incentive Program for Certain Exempt Employees, hereinafter referred to as the “Notice”) shall be paid in accordance with Section 3(b)(iv) hereof, provided however that if the earliest possible commencement date of such benefit in the Retirement Plan is earlier than the presumptive retirement date in Section 3(b)(iv) hereof, then the terms of payment of the monthly benefit described in this Section 3(a)(viii)(1) shall be modified as follows. First, the presumptive retirement date shall be such earliest commencement date as is specified in the Retirement Plan. Second, the actual commencement date shall be the first day of the seventh month following termination of employment, or the presumptive retirement date if later.
(2)     The portion of the Supplemental Retirement Benefit attributable to the Special Retirement Incentive Payment (as described in the Notice) shall be paid in a single lump sum within 31 days after the Participant’s termination of employment under the 2009 VRIP (which, solely for this purpose shall not be “separation from service,” but instead shall be termination of employment for purposes of the Retirement Plan) but in no event later than January 31, 2010.
(ix)    2012 VRIP. In the case of a Participant who elects to participate in the 2012 Voluntary Retirement Incentive Program (the “2012 VRIP”) contained in the Post-Newsweek Media Cash Balance Retirement Benefits Schedule to the Statement of Basic Cash Balance Provisions of the Retirement Plan, such Participant’s Supplemental Retirement Benefit shall be determined based on the terms of the Retirement Plan, including the 2012 VRIP.
(b)    Time and Form of Payment.
(i) Payment Provisions Before 2008. Except as provided below, the Supplemental Retirement Benefit shall be paid to the Participant (or to any beneficiary or Surviving Spouse, as applicable) concurrently with the payment of the benefit payable under the Retirement Plan and shall be payable in the same form as such Retirement Plan benefit is being paid thereunder.
(ii) Special Rule for Cash Balance Benefits. With respect to the Cash Balance Plan, the Qualified Plan Benefit and the Unrestricted Benefit shall be a single life annuity that is actuarially equivalent to the lump sum benefit payable in the Retirement Plan, with such actuarial equivalent determined using the interest rate specified in § 417(e) of the Internal Revenue Code (as determined in the Retirement Plan) plus 2%. In the event the Supplemental Retirement Benefit commences prior to Normal Retirement Date or is payable in a form other than an annuity for the life of the Participant only, the Supplemental Retirement Benefit shall be actuarially adjusted in the same manner as is the benefit payable under the Retirement Plan. The Committee may, however, in its sole discretion direct that the Supplemental Retirement Benefit payable with respect to a Participant be paid as an actuarially equivalent single lump sum payment; provided, that no such payment may be made prior to termination of Service or prior to the date that a benefit may become payable under the Retirement Plan, or after January 1, 2005, and provided, further, that in determining actuarial equivalency of a single lump sum payment in cash, there shall be used the same actuarial assumptions as are applicable for the calculation of a single lump sum payment under the Retirement Plan. If a portion of the Participant’s benefit is determined in accordance with the Cash Balance Plan, the associated Supplemental Retirement Benefit will also be payable in a single lump sum amount which shall be equal to his Supplemental Benefit Cash Balance Account as of the date of the single lump sum payment.
(iii)    Special Rule for Kaplan Participants. For a Kaplan Participant, the Unrestricted Benefit shall be calculated as an annuity. The Supplemental Retirement Benefit for a Kaplan Participant will be paid in the form of a single life annuity beginning at the same time the payment is commenced under the Retirement Plan, but in no case prior to age 55. A Kaplan Participant cannot receive the amount of his Supplemental Retirement Benefit in a lump sum, except in accordance with subsection (c) relating to small benefits.
(iv)    Payment Provisions Effective 2008. Notwithstanding paragraphs (i) and (iii) above, and subject to the actuarial equivalence rules in paragraph (ii) above, effective January 1, 2008 the Supplemental Retirement Benefit shall be determined as if the benefit payable under the Retirement Plan is payable as a life annuity and actually commences on the “presumptive retirement date,” which shall be the latest of the following dates: (i) the first day of the month on or after the date the Participant terminates employment; (ii) the first day of the month on or after the date the

Participant attains age 55; or (iii) January 1, 2008. The Supplemental Retirement Benefit shall be determined as if it commenced on the presumptive retirement date, but the first payment shall be made no earlier than the first day of the seventh month following termination of employment (the “actual commencement date”), and on the actual commencement date, a number of monthly payments shall be made equal to the number of months from the presumptive retirement date to the actual commencement date, inclusive, with one monthly payment made on the first day of each month thereafter. The Supplemental Retirement Benefit shall be considered a series of separate payments for purposes of § 409A. The Supplemental Retirement Benefit shall be payable in the form of a life annuity, provided however that the Participant may elect, at any time prior to the presumptive retirement date, to have the Supplemental Retirement Benefit paid in the form of any other actuarially equivalent annuity that is permitted under the Retirement Plan, but only if such election is permitted by § 409A and the regulations thereunder.
(c)    Small Benefit Paid as Lump Sum. Notwithstanding (a) and (b) above, in the event any benefit in this Section 3 is payable in the form of an annuity, and the present value of such annuity as of the commencement date is less than $5,000, such benefit shall be paid in the form of a single lump sum equal to such present value on the date the annuity would otherwise commence. For purposes of this subsection (c), each annuity benefit (defined by the commencement date and form of annuity) shall be considered separately, and shall not be aggregated with any other benefit payable commencing on a different date or in a different form. The present value of the annuity benefit shall be determined using the actuarial assumptions in the definition of “Actuarial Equivalent” herein except that the present value of any benefit determined with respect to a Cash Balance account shall be the amount of such Cash Balance. This subsection (c) shall apply only so long as it is permissible under regulations or rulings under § 409A.

Section 4. Supplemental Savings Plan.

(a)    Eligibility. A Savings Participant shall be eligible for the benefits of this Section 4 for a particular Plan Year only if all of the following conditions are met for such Plan Year:
(i)     The Participant’s Actual Salary for such Plan Year exceeds the 401(a)(17) Limitation for such Plan Year (such excess being “Excess Salary”). (See Subsection (h) below for an exception to this requirement for suspended Participants.)
    (ii)     The Participant is participating in the Savings Plan.
(iii)     As of the last day of the prior Plan Year (and without regard to any subsequent election to the contrary), the Participant has elected to make, for the Plan Year, (1) the maximum allowable basic, matchable tax-deferred contributions to the Savings Plan and (2) the maximum allowable after-tax contributions which can result in a matching employer contribution, as permitted under the Savings Plan, after taking into account any applicable non‑discrimination rules of the Internal Revenue Code for such Plan Year.
(b)    Determination of Employee Contribution and Employer Contribution. A Participant’s Employee Contribution and Employer Contribution will be determined as follows. The maximum dollar amount of contributions the Participant is able to make to the Savings Plan that result in matching contributions will be expressed as a percentage (the “Applicable Percentage”) of the amount of compensation that can be recognized under Section 401(a)(17) of the Internal Revenue Code for the Plan Year. Prior to the beginning of each Plan Year, the Participant may irrevocably elect to defer the Applicable Percentage (or any whole lower percentage) of his Excess Salary. Such a salary reduction is referred to as an “Employee Contribution.” In the event that a Participant elects to make an Employee Contribution he will receive an Employer Contribution, which shall be a matching contribution equal to the product of his Employee Contribution multiplied by the matching employer contribution percentage under the terms of the Savings Plan. The Employer Contribution for any Plan Year shall be credited as of the first day of the following year. See Subsection (i) below for adjustments, effective August 1, 2012, for the Secure Retirement Account.
(c)    A Participant's Savings Account shall be the aggregate amount of his Employee Contributions and Employer Contributions together with investment credits accrued thereon (the “Savings Account”). Investment credits shall be credited on the amount of the Savings Account at the end of the Plan Year or on such other basis as may be approved by the Committee and in accordance with the Participant’s Investment Election.
In the event a Participant fails to complete a valid Investment Election, his Savings Account will be credited with the investment credit amounts equivalent to the rates of return generated by the money market option under the Savings Plan (or if there is no such option, the option that is most similar to a money market fund, as determined by the Committee).

(d)    The Committee shall establish the investment credit factors that will be available in any Plan Year.

(e)    Employee Contributions, Employer Contributions and the investment credits thereon shall be fully vested and, except as provided in Section 7 hereof, nonforfeitable.
(f)    No withdrawal of funds in a Participant's Savings Account for hardship or any other reason may be made while the Participant remains employed by the Company or an Affiliate. The Savings Account shall be paid in cash on the first day of the seventh month following termination of Service.
(g)    A Participant shall designate a beneficiary to receive the unpaid portion of his Savings Account in the event of his death. The designation shall be made in a writing filed with the Committee on a form approved by it and signed by the Participant. If no effective designation of beneficiary is on file with the Company when the Savings Account is distributable to a beneficiary, then such benefits shall be distributed to the surviving spouse of the Participant (who, solely for this purpose, need not have been married to the Participant for one year) or, if there is no surviving spouse, to his estate.
(h)    Special provisions for participants who are suspended in the Savings Plan. This subsection shall apply only to a Participant who is suspended in the Savings Plan for a portion of a Plan Year because the Participant has less than one year of service at the start of such Plan Year. Such a Participant shall be eligible to make Employee Contributions and receive Employer Contributions for such Plan Year based on the Participant’s entire Actual Salary regardless of whether it exceeds the 401(a)(17) Limitation.
(i)    Secure Retirement Account Adjustment Effective August 1, 2012. Notwithstanding the foregoing, effective August 1, 2012, the Employee Contribution and Employer Contribution under Section 4(b) above shall be determined as if the matching provision in the Savings Plan were as follows: (i) the maximum employee contribution percentage that is treated as matched (for this purpose) shall be the actual percentage under the Savings Plan that is applicable to the Participant, plus the multiplier (from the Secure Retirement Account Cash Balance Retirement Benefits Schedule) divided by 100; and (ii) the matching employer contribution percentage shall be 100%. As an example of the foregoing, if the maximum employee contribution percentage that is matched is 1% and the multiplier is 3, then for purposes of Section 4(b), the Employee and Employer Contributions shall be determined as if the Savings Plan match is equal to 100% of the employee’s contribution of up to 4% of Base Salary. Notwithstanding the above, if the multiplier is 4.2, then the Employee and Employer Contributions shall be determined as if the Savings Plan match is equal to 130% of the employee’s contribution of up to 4% of Base Salary.
Section 5. Funding. Benefits under this Plan shall not be funded in order that the Plan may be exempt from certain provisions of ERISA. The Committee shall maintain records of Savings Accounts and records for the calculation of Supplemental Retirement Benefits.

Section 6.
(a)    Administration. This Plan shall be administered by the Committee. All decisions and interpretations of the Committee shall be conclusive and binding on the Company, and the Participants. The Plan may be amended or terminated by the Committee at any time and any Participant may have his designation as such terminated by the Committee at any time; provided, however, that no such amendment or termination or change in designation shall deprive any Participant of supplemental retirement or savings benefits accrued to the date of such amendment or termination.
(b)    Claims Procedure. If a Participant or Beneficiary (“Claimant”) has a complaint about the Plan’s operation or about Plan benefits, the Claimant has the right to have the complaint reviewed by the Committee. All complaints and claims for benefits must be submitted in writing. All such complaints must be submitted within the “applicable limitations period.” The “applicable limitations period” is two years, beginning on the earlier of (i) the date on which the payment was made, or (ii) for all other claims, the date on which the action complained or grieved of occurred.
If a Claimant has applied for a benefit under the Plan and that claim as been denied, in whole or in part, the Claimant has the right to a review of the denial.
Within 60 days after a claim is received, the Claimant will be notified in writing by the Committee of its decision. If special circumstances require an extension of up to 60 additional days of time for processing, the Committee will provide written notice of the extension prior to the expiration of the initial 60-day period. If the claim is denied or partially denied, the written notice will outline:

▪	The specific reasons for the denial,

▪	The provisions of the Plan on which the denial is based,

▪	The procedures for having the request reviewed, and

▪	Additional information needed to process the request and an explanation of why this information is necessary.
The Claimant may ask for a review of the denied request within 60 days after receipt of the notice of denial. If an appeal is not filed within this 60-day period, an appeal cannot be filed at a later date, nor shall any other remedy be available.
To appeal a denial a Claimant must request a review by the Committee, or an appeals committee appointed by the Committee. Any such request must be in writing and include:

▪	The reasons that support the claim,

▪	The reasons the claim should not have been denied,

▪	All written evidence that supports the claim, and

▪	Any other appropriate issues or comments.
The appeal must include all documentary evidence necessary to support the claim and must state the reasons that the Claimant is eligible for the benefit claimed. The appeals committee will make its decision based on the record and the arguments that are presented, including any evidence presented in the initial claim.
A Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to a claim. If this information is requested in order to perfect an appeal, or to file a claim, and there is a delay in providing it, the applicable time limits will be extended by the period of the delay. A Claimant may also request in writing that copies of the Plan document be made available for examination.
The Committee normally will reach a decision no later than 60 days after it receives a request for review. If needed, the Committee will send a written notice of an extension of this period of up to 60 additional days. The Committee’s decision will be in writing and will include specific reasons for the decision and references to the Plan provisions that apply.
Legal action may not be brought against the Committee or the Company without first pursuing this claims procedure. Any legal action to recover a benefit under this Plan must be filed within one year of the Committee’s decision on appeal. Failure to file suit within this time period will extinguish any right to benefits under the Plan.
(c)    Recovery of Payroll Taxes and Other Amounts. In the event that the Company pays the employee portion of any FICA or payroll tax, or any other amount with respect to benefits under this Plan, that should have been paid by the Participant or should have been reimbursed to the Company by the Participant, the following rules shall apply. The Company shall make a diligent effort to collect such amount from the Participant, consistent with the amount involved and the likelihood of success (specifically, the Company shall not be required to expend an amount in such collection effort that is disproportionate to the amount anticipated to be collected). If the Company is not successful in such collection effort, the Company shall collect (or “offset”) such amount out of the next future benefit to be paid to the Participant. Any such offset shall not affect the amount reported to the IRS or any other taxing authority as taxable benefits paid to the Participant. By way of clarification of the preceding sentence, the amount reported as a taxable distribution to the Participant on any date shall be the amount that would have been distributed to the Participant on such date had there been no offset.
(d)    Administrative Amendments. The Company acting through any officer may amend this Plan without prior approval of the Committee provided such amendment (i) is for the purpose of compliance with § 409A or any other applicable law, or the avoidance of any legal penalty or excise tax, or for the purpose of reducing the administrative burden of the Plan on the Company, and (ii) such amendment does not increase the cost of the Plan to the Company; and (iii) such amendment does not materially affect benefits payable from the Plan. An amendment shall not be considered to materially affect benefits payable from the Plan if the only changes are changes in time and form of payment that are required by law, or minor changes in time and form of payment permitted under § 409A. The Company shall not, without the consent of the Committee, amend the Plan so as to increase the ability of officers of the Company to amend the Plan.
Section 7. Loss of Benefits. Notwithstanding any other section of this Plan, if a Participant is discharged by the Company or an Affiliate because of conduct that the Participant knew or should have known was detrimental to legitimate interests of the Company or its Affiliates, dishonesty, fraud, misappropriation of funds or confidential, secret or proprietary information belonging to the Company or an Affiliate or commission of a crime, such Participant's rights to any benefits under this Plan shall be forfeited; except that such Participant shall be entitled to receive the aggregate amount of his Employee Contributions, without any investment credits, in such event.

Section 8. Nonassignability. No Participant or beneficiary shall have the right to assign, pledge or otherwise dispose of any benefit payable to him hereunder nor shall any benefit hereunder be subject to garnishment, attachment, transfer by operation of law, or any legal process, other than a qualified domestic relations order (as defined in § 414(p) of the Internal Revenue Code).
Section 9. Limitation of Liability. The Company's sole obligation under this Plan is to pay the benefits provided for herein and neither the Participant nor any other person shall have any legal or equitable right against the Company, an Affiliate, the Boards of Directors thereof, the Committee or any officer or employee of the Company or an Affiliate other than the right against the Company to receive such payments from the Company as provided herein.
Section 10. Special Grandfathering Rules for Certain Participants. With respect to an individually designated grandfathered Participant, the portion of such Participant’s benefit under Section 3 or Section 4 hereof that was accrued and not subject to a substantial risk of forfeiture as of December 31, 2004, plus any investment earnings thereon, shall be payable under the terms of the Plan in effect before January 1, 2005. Individually designated grandfathered Participants shall include John Hockenberry and Diana Daniels.
Section 11. Use of Masculine and Feminine; Singular and Plural. Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.
IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be adopted by action of the Committee on this 10th day of December, 2013.

GRAHAM HOLDINGS COMPANY

By: __/s/ Ann McDaniel______________
Ann McDaniel
Title:    Senior Vice President